Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 12, 2014 with respect to the consolidated financial statements and schedules, of NRFC Sub-REIT Corp which are contained in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."
/s/ GRANT THORNTON LLP
New York, New York
June 12, 2014